Exhibit 10(a)

FORM OF AGREEMENT FOR
LONG TERM PERFORMANCE AWARD
GRANTS TO EXECUTIVE OFFICERS

GE 2007 LONG TERM INCENTIVE PLAN

Grant of Contingent [START DATE]-[END DATE] Long Term Performance Award

1.
Grant of Contingent [START DATE]-[END DATE] Long Term Performance Award.  The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) approved a Contingent [START DATE]-[END DATE] Long Term Performance Award (“Award”) for [NAME] (“Grantee”), under and subject to the terms of the Company’s 2007 Long Term Incentive Plan (“Plan”).  This Award provides a potential payment to the Grantee in [PAYMENT DATE] as described below that, in accordance with the terms of the Award, will be based upon the attainment of certain financial performance goals from [START DATE] through [END DATE] and the Grantee’s annual compensation rate as of [COMPENSATION DATE], each as explained below.

2.
Purpose of Award and Financial Performance Goals.  This Award was made to provide additional emphasis on and incentive for the attainment of the following important financial performance goals for the Company on an overall basis during the three-year performance period from [START DATE] through [END DATE].

Financial Performance                                                               Company Performance Goals for the Period [START]-[END]
Measurements	Threshold	Target	Maximum

Cumulative Operating Earnings Per Share	$X.XX	$X.XX	$X.XX

Cumulative Total Cash Generation (B$)	$XX.X	$XX.X	$XX.X

[THIRD YEAR PERFORMANCE PERIOD]	XX.X%	XX.X%	XX.X%
Industrial Earnings as % of Total
Company Earnings

[THIRD YEAR PERFORMANCE PERIOD]	XX.X%	XX.X%	XX.X%
Company % Return on Total Capital

Attainment of the performance goals will be determined solely by the Committee and will be based on the financial performance results, adjusted for any unusual items, of the Company, all as defined and interpreted by the Committee.

3.
Payment.  The Award will be payable in cash, or Company common stock or similar equity, or a combination thereof, at the discretion of the Committee, to the Grantee on or before [PAYMENT DATE], provided the Committee determines that the Company has attained or exceeded at least one of its threshold goals set forth in the table above.  The table below shows the percentage of the Grantee’s annual compensation rate as of [COMPENSATION DATE] (i.e., annual base salary rate at [SALARY DATE] and incentive compensation earned for [IC YEAR] and approved for payment in [IC PAYMENT DATE]) that would be payable on or before [PAYMENT DATE] if the specified goals were to be precisely attained (i.e., threshold, target or maximum) for all of the financial performance measurements set forth in the table above.

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	Threshold	Target	Maximum
Potential Payment as % of
Annual Compensation Rate	XXX%	XXX%	XXX%

In calculating the actual amount of the payment, if any, that will be payable hereunder, each of the performance measurements will be weighted equally (i.e., 25%), and payment will be prorated if financial performance falls between goals. Payment will be reduced by any taxes that must be paid or withheld as determined by the Company.  Further, no award payout to a named executive officer of the Company may exceed one tenth of one percent of the Company’s aggregate adjusted net earnings during the performance period.

[3a. Interim Installments (for Named Executive Officers).  A portion of the Award is payable to the Grantee in progress installments that will be credited to a non-qualified deferral account, without interest, following the end of the first and second years in the three-year performance period, based on the extent to which the performance goals are satisfied as of each year-end.  The determination of the extent to which the performance goals are satisfied will be based on the forecasted financial performance outlook and projected attainment of the performance goals and award payout % for the three-year period determined as of the end of the first and second performance years, respectively.  Each installment will be calculated by multiplying the Grantee’s annual compensation rate (as of [COMPENSATION DATE] following the applicable performance year) by the projected award payout % for the three-year period (but, for the first year, up to no more than the target payout level) by 30%.  Following the third year, the Grantee will receive any amounts credited, without interest, adjusted for any additional amount due or credited amount forfeited, such that the total amount to be paid, if any, reflects the Company’s actual three-year performance pursuant to the provisions, and subject to all other terms and conditions of, this Award.]

4.
Alteration/Termination.  The Award will be cancelled if the Grantee’s employment with the Company or any of its affiliates terminates before the payment of the Award for any reason other than death, retirement, disability or business disposition.  In addition, the Committee shall have the right at any time in its sole discretion to waive any provisions of, or amend, alter, suspend, discontinue or terminate the Award without the consent of the Grantee.

5.
Plan Terms Incorporated.  All terms used in this Award have the same meaning as given such terms in the Plan.  This Award incorporates the provisions of the Plan, a copy of which will be furnished upon request, and such provisions shall be deemed a part of the grant for all purposes.

6.
Modification, Waiver or Amendment.  This Award and the Plan contain all of the provisions applicable to the Award granted herein and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, authorized by the Committee, and delivered to the Grantee.

7.
Acknowledgement and Agreement.  The Grantee hereby acknowledges receipt of this Award and agrees to the terms herein.  Without in any way limiting the authority of the Committee with respect to this Award, including Section 4 hereof, the Grantee agrees that:

If, prior to the payment of the Award, the Grantee voluntarily terminates employment or fails to accept a comparable offer of employment from a successor employer, or if the Grantee is removed from his or her position for any reason, the Grantee will not be entitled to any payment

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under this Award. Further, if the Grantee terminates employment for any reason prior to [FIRST PERFORMANCE YEAR END DATE], the Grantee will not be entitled to any payment under this Award.

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If, on or after [FIRST PERFORMANCE YEAR END DATE], and prior to [END DATE], the Grantee retires, becomes disabled, transfers to a successor employer upon a business disposition, or dies and would have received a payment under this Award, but for such retirement, disability, business disposition or death, the Grantee or the Grantee’s estate in the case of death, will be given a pro-rata payment on or before [PAYMENT DATE], based on the number of months worked for the Company during the performance period, subject to the discretion of the Committee to reduce or cancel such payment.  Further, in the event of a business disposition, the Committee may condition payment of any such pro-rata award (based on employment through the applicable Closing Date) on continued employment with the successor employer through the normal payout date, and in no event shall any employment contract, agreement, statements, documents or practices supersede the Committee’s determinations.

If the Board of Directors of the Company (the “Board”) determines that the Grantee has engaged in conduct detrimental to the Company that resulted in a material inaccuracy in the Company’s financial statements or performance metrics that affects the Award, the Board may take a range of actions to remedy the conduct that include, without limit, seeking reimbursement of any portion of the Award paid to the Grantee that is greater than would have been paid if calculated based on the accurate financial statements or performance metrics; provided that if the Board determines that the Grantee engaged in fraudulent misconduct it will seek such reimbursement.  The terms and conditions of this Award, including the reimbursement requirement in this paragraph, shall survive the payment of the Award.

8.
Interpretation and Application of Terms.  Any and all determinations with respect to the interpretation and application of this Award, including the attainment or measurement of performance goals and the determination of the Grantee’s right to, or the amount (if any) of, any payment pursuant hereto, shall lie solely with the Committee.  All such determinations are final and binding upon the Grantee, their estate, and any person seeking to assert a claim through or on their behalf, and neither the Grantee nor any other person shall have any right to appeal such determinations.

General Electric Company
[DATE]
Date

Grantee:  [NAME]

________________________________
Grantee Signature

_________________________________
Date
***Awards must be acknowledged***

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